Exhibit 3.390

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “YOUNGSTOWN OHIO HOSPITAL COMPANY, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE FIFTEENTH DAY OF JULY, A.D. 2010, AT 11:29 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “YOUNGSTOWN OHIO HOSPITAL COMPANY, LLC”.

4848328 8100H 111143093	/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 9120941
DATE: 10-27-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:41 AM 07/15/2010
FILED 11:29 AM 07/15/2010
SRV 100743643 – 4848328 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Youngstown Ohio Hospital Company, LLC

•

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County). The name of its Registered agent at such address is Corporation Service Company

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Youngstown Ohio Hospital Company, LLC this 15th day of July     , 2010.

BY:	/s/ Kristie Putman
Authorized Person(s)

NAME:	Kristie Putman, Organizer
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